Exhibit (p)(2)

TD Asset Management USA Inc.

Code of Ethics

June 2005

TD ASSET MANAGEMENT USA INC.

Table of Contents

1. Statement of General Fiduciary Principles

2. Definitions

3. Objective and General Prohibitions

4. Prohibited Transactions

5. Pre-Clearance Procedures

a. From Who Obtained b. Time of Clearance c. Form d. Filing e. Factors Considered in Clearance of Personal Transactions f. Monitoring of Personal Transactions After Clearance

6. Reports by Supervised Persons

a. Personal Securities Holdings Reports
b. Quarterly Transaction Reports
c. Non-reportable Securities
d. Duplicate Reporting Exemption
e. Brokerage Accounts and Statements and Mutual Fund Holdings
f. Form of Reports
g. Responsibility to Report
h. Where to file Reports
i. Disclaimers

7. Additional Prohibitions

a. Confidentiality of information b. Outside Business Activities and Directorships c. Gratuities

8. Annual Certification

a. Supervised persons b. Certification to Investment Companies and TDAM USA’s Board of Directors

9. Sanctions

10. Administration

11. Appendix A

TD ASSET MANAGEMENT USA INC.

CODE OF ETHICS

1.	Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by TD Asset Management USA Inc. (“TDAM USA”) as an investment advisor to investment companies in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”) and as an investment adviser in compliance with Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”).

The purpose of the Code is to establish standards and procedures in order to maintain high ethical standards and fulfill fiduciary duties. TDAM USA will seek to achieve this goal through the detection and prevention of activities by which TDAM USA personnel having knowledge of the investments and investment intentions with respect to TDAM USA’s clients (collectively the “Clients”) may abuse their fiduciary duties to such Clients, and otherwise to deal with the conflict of interest situations, ethical conduct and Federal Securities Laws (as defined below).

The Code is based on the fundamental principles of openness, integrity, honesty and trust and the principle that the directors, officers and employees of TDAM USA who provide services to a Fund, owe a fiduciary duty to such Fund, including but not limited to conducting their personal securities transactions in a manner that does not interfere with the Fund’s transactions or otherwise take unfair advantage of their relationship with the Fund.

Supervised Persons (defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of the Code that are applicable to them. They also are expected to comply with the provisions of any other codes of ethics that have been adopted by TDAM USA or its affiliates that apply to them. Technical compliance with the Code will not automatically insulate any Supervised Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to a Client. Accordingly, all Supervised Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of a Client. In sum, all Supervised Persons shall place the interests of the Clients before their own personal interests.

All Supervised Persons must read and retain this Code of Ethics and should recognize that they are subject to the provisions hereof.

2.	Definitions

(A)	“Advisory Person” means: (i) any director, trustee, officer or employee of any company in a control relationship to TDAM USA who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by an Investment Company that is a Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any person in a control relationship to TDAM USA who obtains information concerning

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recommendations made to an Investment Company that is a Fund regarding the purchase or sale of Covered Securities.

(B)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend reinvestment plan. This does not include optional cash purchases pursuant to such plans or any transaction that overrides the pre-set schedule or allocations of the automatic investment plan.

(C)	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(D)	“Canadian Mutual Fund Shares” means securities issued by open-ended, prospectused, Canadian mutual funds that calculate net asset value on a daily basis.

(E)	“Chief Compliance Officer” means the person designated as Chief Compliance Officer on TDAM USA’s Form ADV or a Compliance Officer assigned to TDAM USA Compliance when, as permitted, duties of the Chief Compliance Officer have been delegated to such Compliance Officer.

(F)	“Clearing Officer(s)” means staff assigned to work in TDAM USA Compliance.

(G)	“Client” means any issuer of Mutual Fund Shares, Canadian Mutual Fund Units or any pooled or segregated fund or account, managed by TDAM USA.

(H)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(I)	“Covered Security” means a security as defined in Section 2(a)(36) of the Act and Section 202(a)(18) of the Advisors Act, to wit: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, any security future, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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Without limitation, “Covered Security” includes Mutual Fund Shares, Canadian Mutual Fund Shares, or any security issued by any pooled or segregated fund; provided that with respect to TDAM USA (N) Supervised Persons, Covered Security excludes Mutual Fund Shares other than Reportable Funds that are not money market funds.

“Covered Security” does not include: (1) direct obligations of the Government of the United States; and (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements. With respect to TDAM USA (N) Supervised Persons, “Covered Security” also does not include (x) shares issued by money market mutual funds and (y) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds (i.e., variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts).

References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (1) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (2) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(J)	“Federal Securities Laws” means the Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Security and Exchange Commission or the Department of Treasury.

(K)	“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(L)	“Investment Company” means an investment company registered under the Act.

(M)	“Limited Offering” means any private placement offering, including without limitation, an offering in the United States that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(N)	“Mutual Fund Shares” means securities issued by an Investment Company.

(O)	“Reportable Fund” means any Investment Company for which TDAM USA serves as an investment adviser or whose investment adviser or principal

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underwriter controls TDAM USA, is controlled by TDAM USA or is under common control with TDAM USA.

(P)	“Security Held or to be Acquired” by a Client means: (1) any Covered Security which, within the most recent 5 days (in the case of TDAM USA (C) Supervised Persons) or 15 days (in the case of TDAM USA (N) Supervised Persons): (a) is or has been held by the Client; or (b) is being or has been considered by the Client or TDAM USA for purchase by the Client; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this sub-section.

(Q)	“Segregated Account Trading” means trading where a Portfolio Manager who is a Supervised Person is invested in the same model as a client, in a segregated account, and is Trading Alongside the client(s) and the client(s) have been informed of this practice.

(R)	“Supervised Person” means any director, officer, or employee of TDAM USA, as well as any other person who provides investment advice on behalf of TDAM USA and is subject to TDAM USA’s supervision and control, including for the purposes of Section 6, an Advisory Person.

(S)	“TDAM USA (C) Portfolio Manager” means (i) any TDAM USA (C) Supervised Person (or employee of a company in a control relationship to TDAM USA) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund, or (ii) any natural person who controls TDAM USA and who obtains information concerning recommendations made to a Fund advised by the TDAM USA (N) division of TDAM USA regarding the purchase or sale of securities by the Fund.

(T)	“TDAM USA (C) Supervised Person” means a Supervised Person of TDAM USA who is employed in the TDAM USA (C) division of TDAM USA.

(U)	“TDAM USA (N) Investment Personnel” means (i) any TDAM USA (N) Supervised Person (or employee of a company in a control relationship to TDAM USA) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client or (ii) any natural person who controls TDAM USA and who obtains information concerning recommendations made to a Fund advised by the TDAM USA (C) division of TDAM USA regarding the purchase or sale of securities by the Client.

(V)	“TDAM USA (N) Supervised Person” means a Supervised Person of TDAM USA who is employed in the TDAM USA (N) division of TDAM USA.

(W)	“Trading Alongside” means transactions in which (i) the TDAM USA (C) Supervised Person participates in all orders on an equal and proportionate basis with Clients; (ii) partially filled orders are allocated each day on a pro-rata basis

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among all accounts, including TDAM USA (C) Supervised Person’s accounts; and (iii) filled orders are allocated on a pro-rata basis among all accounts, including TDAM USA (C) Supervised Person’s accounts.

3.	Objective and General Prohibitions

Supervised Persons are expected to conduct their personal activities in accordance with the standards set forth in this Code. Therefore, Supervised Persons may not engage in any investment transaction under circumstances in which they benefit from or interfere with the purchase or sale of investments by a Client. In addition, Supervised Persons may not use information concerning the investments or investment intentions of a Client, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a Client.

Supervised Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by a Client. It is prohibited for any Supervised Person, directly or indirectly, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by a Client to:

(A)	employ any device, scheme or artifice to defraud the Client;

(B)	make any untrue statement of a material fact to the Client or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a Client; or

(D)	engage in any manipulative practice with respect to a Client.

Supervised Persons may not engage in market timing or engage in or facilitate late trading. Market timing involves the purchase and sale of Mutual Fund Shares or Canadian Mutual Fund Shares (including exchanges within the same fund family) within a short period of time with the intention of capturing short-term profits resulting from market volatility. Late trading occurs when an order for the purchase or sale of Mutual Fund Shares or Canadian Mutual Fund Shares is received from an investor after the fund’s trading deadline and after the day’s closing price (NAV) has been calculated, and such order is executed on the same day, and is an illegal practice.

Supervised Persons are required to comply with all Federal Securities Laws. Supervised Persons should also recognize that a violation of this Code, Rule 17j-1 under the Act (in the case of Investment Companies), the Advisers Act or any Federal Securities Laws may result in the imposition of: (1) sanctions as provided by Section 9 below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

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4.	Prohibited Transactions

(A)	(1) A Supervised Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (a) a Client has purchased or sold the Covered Security within the last 5 calendar days (15 calendar days in the case of TDAM USA (N) Supervised Persons), or is purchasing or selling or intends to purchase or sell the Covered Security in the next 5 calendar days (15 calendar days in the case of TDAM USA (N) Supervised Persons); or (b) TDAM USA has within the last 5 calendar days (15 calendar days in the case of TDAM USA (N) Supervised Persons) considered purchasing or selling the Covered Security for a Client or within the next 5 calendar days (15 calendar days in the case of TDAM USA (N) Supervised Persons) intends to consider purchasing or selling the Covered Security for a Client, unless such Supervised Person:

(i)	obtains advance clearance of such transaction in accordance with Section 5; and

(ii)	reports to the Clearing Officer the information described in Section 6 of this Code.

(2) Without limiting the generality of the foregoing, Supervised Persons are prohibited from:

(i)	directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or, without pre-clearance pursuant to Section 5, in a Limited Offering;

(ii)	short selling securities issued by The Toronto-Dominion Bank (“TD Bank”) or BankNorth or any of its affiliates, selling naked call options, or buying naked put options on TD Bank stock;

(iii)	trading in Mutual Fund Shares or Canadian Mutual Fund Shares issued by any Fund in any manner that is not consistent with the best interests of other shareholders or unitholders (i.e. frequent trading & market timing); and

(iv)	the purchase and sale, or sale and purchase of the same (or equivalent) securities within 60 calendar days. Supervised Persons may request a waiver from this prohibition. Such requests are to be submitted in writing to the Clearing Officer and provide reason as to why a waiver should be granted from the standard 60-day rule. The 60-day rule shall not apply to Segregated Account Trading.

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(3) TDAM USA (C) Supervised Persons are prohibited from trading in securities on the trade blotters. The trade blotter includes the following securities:

(i)	Purchases/sales which are in the process of being executed on behalf of Clients;

(ii)	Purchases/sales which are being considered for Clients;

(iii)	Any other security that TDAM USA Compliance has notified TDAM USA (C) Supervised Persons is restricted.

TDAM USA (C) Supervised Persons will be guided by the general provision that they are not to undertake personal transactions in a security if they have a reasonable basis for believing that the security will be placed on the Restricted List. In addition, obtaining approval for specific trades does not relieve the TDAM USA (C) Supervised Person from complying with all other restrictions contained in this Code.

(4) If a Portfolio Manager owns a significant interest, exercises investment or voting control over, or has a significant Beneficial Ownership in a security and wants his/her managed Client to buy or sell a security of the same issuer, the trading decision for the Client must be reviewed and confirmed by another Portfolio Manager uninfluenced by any factor other than whether the proposed trade is in the best interests of the Client. The decision to buy or sell the security must be reported to TDAM USA Compliance.

The disclosure is not required when Trading Alongside Clients, or for any changes in any individual portfolio or portfolio model which is not made at the discretion of the Portfolio Manager (i.e., passively or quantitatively managed portfolios).

(5) A Portfolio Manager who is selling greater than 10% of his or her personal holdings of a particular security in a 30 day period which is also held by any of the Clients under his or her management must disclose this fact to TDAM USA Compliance when he or she seeks approval for the trade, unless the transaction occurs when Trading Alongside Clients.

(B)	In the case of TDAM USA (C) Supervised Persons the prohibitions of Section 4 (A)(1) and the pre-clearance requirements of Section 5 do not apply to:

(1)	Purchases that are made pursuant to an Automatic Investment Plan;

(2)	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights;

(3)	Options, futures or other derivatives on any broadly based market indices;

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(4)	Debt securities issued or guaranteed by government of any of the following: the United States, Canada (Federal and Provincial), the United Kingdom, Germany, France, Italy or Japan;

(5)	Involuntary (i.e., non-volitional) purchases and sales of Covered Securities;

(6)	Transactions in an account over which the TDAM USA (C) Supervised Person does not exercise, directly or indirectly, any influence or control;

(7)	Transactions which are pursuant to Segregated Account Trading; or

(8)	Mutual Fund Shares and Canadian Mutual Fund Shares except for the redemption of non-money market fund Mutual Fund Shares or Canadian Mutual Fund Shares made within 60 days of purchase.

(C)	In the case of TDAM USA (N) Supervised Persons, the prohibitions of Section 4(A)(1) and the pre-clearance requirements of Section 5 do not apply to:

(1)	Purchases that are made pursuant to an Automatic Investment Plan;

(2)	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights;

(3)	Transactions in futures contracts on U.S. Treasury obligations (and related options) effected on a U.S. commodities exchange;

(4)	Involuntary (i.e., non-volitional) purchases and sales of Covered Securities;

(5)	Transactions in an account over which the TDAM USA (N) Supervised Person does not exercise, directly or indirectly, any influence or control;

(6)	Purchases or sales of Covered Securities that are not eligible for purchase or sale by a Client of the TDAM USA (N) division of TDAM USA;

(7)	Mutual Fund Shares, except (a) that Access Persons who are TDAM USA (N) Supervised Persons must preclear the purchase or sale of Mutual Fund Shares of a fund for which the person has investment authority (excluding mutual fund shares of money market funds) or (b) redemption of non-money market fund mutual fund shares made within 60 days of purchase; or

(8)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds (i.e., variable insurance contracts that are funded by insurance company separate accounts organized as unit investments trusts).

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(D)	Notwithstanding anything to the contrary contained herein, the prohibitions of Section 4(A)(1) and the pre-clearance requirements of Section 5 shall not apply to TDAM USA (N) Supervised Persons with respect to Covered Securities that comprise the Dow Jones Industrial AverageSM or any other broad-based market index that one or more Funds advised by the TDAM USA (C) division of TDAM USA seek to replicate.

5.	Pre-clearance Procedures

a. From Whom Obtained.

Pre-clearance by a Supervised Person of a personal transaction in a Covered Security required to be approved pursuant to Section 4 must be obtained from a Clearing Officer. A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

b. Time of Clearance.

(1)	Supervised Persons may pre-clear trades only in cases where they have a present intention to effect a transaction in the Covered Security for which pre-clearance is sought. It is not appropriate for a Supervised Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Covered Security at some future time depending upon market developments. Consistent with the foregoing, a Supervised Person may not simultaneously request pre-clearance to buy and sell the same Covered Security.

(2)	Pre-clearance of a trade shall be valid and in effect only to the close of trading on that day unless otherwise stated in the pre-clearance approval; provided, however, that a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer. Accordingly, if a Supervised Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer before proceeding with such transaction.

c. Form

TDAM USA (C)Clearance must be obtained by requesting such clearance in a form acceptable to a Clearing Officer (It being permitted that such form of submission and approval be made through electronic means). TDAM USA (N)Each form used to seek pre-clearance shall set forth the following details of the proposed transaction: issuer name, ticker symbol, quantity, description (equity, option, fixed income, etc.), type of transaction (buy, sell, short sell) and

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business unit where you work. Pre-clearance must be approved by a Clearing Officer. If a Supervised Person is requesting approval to purchase or sell a Covered Security that is owned by a Client and such Supervised Person has responsibility regarding the determination by TDAM USA of securities to be purchased or sold for such Client, the Supervised Person must inform the Clearing Officer of that fact at the time approval to purchase or sell the Covered Security is sought.

d. Filing.

A designated Clearing Officer shall retain a record of all pre-clearance requests.

e. Factors Considered in Clearance of Personal Transactions.

A Clearing Officer may refuse to grant clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether to clear a proposed transaction:

(1)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Covered Security;

(2)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Fund;

(3)	Whether the transaction is likely to affect the Client adversely;

(4)	TDAC Supervised Persons are prohibited from the purchase and sale, or sale and purchase of the same (or equivalent) securities within 60 calendar days. Supervised Persons may request a waiver from this prohibition. Such requests are to be submitted in writing to the Clearing Officer and provide reason as to why a waiver should be granted from the standard 60-day rule. The 60-day rule shall not apply to Segregated Account Trading; and

(5)	In the case of Limited Offerings, whether the investment opportunity should be reserved for clients, whether the opportunity is being offered to an individual by virtue of his or her position with TDAM USA and whether the issuer is truly a private company and there is no reasonable prospect that the issuer will make a public offering of the securities in the foreseeable future.

f. Monitoring of Personal Transactions After Clearance.

After clearance is given to a Supervised Person, the Clearing Officer shall monitor the Supervised Person’s transactions to ascertain whether the cleared transaction was executed on the day pre-clearance was approved, whether it was

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executed in the specified amounts and what other securities transactions, if any, the Supervised Person executed.

6.	Reports by Supervised Persons

a. Personal Securities Holdings Reports.

All Supervised Persons shall within 10 days of the date on which they become Supervised Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership as of a date no more than 45 days before the person became a Supervised Person, in the case of such person’s initial report, and in the case of annual reports, no more than 45 days before such report is submitted. Such report is hereinafter called a “Personal Securities Holdings Report.” Each Personal Securities Holdings Report must also disclose all mutual fund holdings (for TDAM USA (N) Supervised Persons must disclose 401(k) and 403(b) accounts that hold mutual funds) and the name of any broker, dealer or bank with whom the Supervised Person maintained an account in which any securities were held for the direct or indirect benefit of the Supervised Person as of the date the person became a Supervised Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

b. Quarterly Transaction Reports.

Within thirty (30) days after the end of each calendar quarter, each Supervised Person shall make a written report to the Clearing Officer of all transactions occurring in the quarter by which he or she acquired or disposed of a direct or indirect Beneficial Ownership in any Covered Security. Such report is hereinafter called a “Quarterly Securities Transaction Report.”

A Quarterly Securities Transaction Report shall be on a form approved by the Clearing Officer and must contain the following information with respect to each reportable transaction:

(1)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)	Title, the exchange symbol or CUSIP number if applicable, interest rate and maturity date (if applicable), number of shares or principal amount of each Covered Security and the price at which the transaction was effected;

(3)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)	The date the report is submitted by the Supervised Person.

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c. Non-Reportable Securities

No reports are required with respect to:

(1)	Transactions effected pursuant to an Automatic Investment Plan;

(2)	Securities held in accounts over which the Supervised Person had no direct or indirect influence or control;

(3)	Transactions and holdings in direct obligations of the Government of the United States;

(4)	Money market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; and

(5)	Third party mutual funds. However, upon request, TDAM USA (N) Supervised Persons are required to supply third party mutual fund statements.

d. Duplicate Reporting Exemption.

A Supervised Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements that TDAM USA holds in its records so long as TDAM USA receives the confirmations or statements no later than 30 days after the end of the applicable quarter.

e. Brokerage Accounts and Statements and Mutual Fund Holdings.

Supervised Persons shall:

(1)	identify all mutual fund holdings and securities brokerage and commodities trading accounts in which they trade or hold Covered Securities in which they have a Beneficial Ownership (“Accounts”) at the time they become a Supervised Person and, thereafter, identify any new Account and the date the Account was established within 30 days after the end of the quarter during which such new Account was established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2)	instruct the brokers for their Accounts to provide duplicate transaction confirmations and account statements (excluding mutual fund holdings for TDAM USA (N)) to the Clearing Officer.

(3)	on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

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f. Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

g. Responsibility to Report.

It is the responsibility of each Supervised Person to take the initiative to comply with the requirements of this Section 6. Any effort by TDAM USA to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

Each Supervised Person is also required to promptly report any violations of this Code of which the Supervised Person becomes aware to a Clearing Officer or the Chief Compliance Officer.

h. Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Clearing Officer.

i. Disclaimers.

Any report required by this Section 6 may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

7.	Additional Prohibitions

a. Confidentiality of Information.

TDAM USA’s securities recommendations, client securities holdings and transactions are generally considered material nonpublic information. Supervised Persons must:

(1)	keep such information confidential and not disclose any such information to an outside party other than in accordance with TDAM USA policy and practice;

(2)	use all confidential information solely for purposes necessary for or incidental to the provision of TDAM USA’s services; and

(3)	safeguard all confidential information with a high degree of care.

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With respect to Investment Companies, until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning a Security Held or to be Acquired by a Fund shall be kept confidential by all Supervised Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the applicable Fund.

Please refer to the TDAM USA Compliance Manual for additional provisions with respect to confidentiality and insider trading (See Parts V.B and III.F).

b. Outside Business Activities and Directorships.

Supervised Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of TDAM USA. Similarly, no such outside business activities may be inconsistent with the interests of the Funds. Supervised Persons may not serve as directors of any public or private company or be engaged in outside business activities whether for profit or not for profit, except with the prior approval of the Chief Compliance Officer and, in the case of TDAM USA (C) Supervised Persons, Human Resources. All directorships held by such Supervised Persons and outside business activities engaged in shall be reported to the Clearing Officer. Portfolio Managers may not make investment decisions for client accounts with respect to securities, the issuer of which the Portfolio Manager is a director.

c. Gratuities.

Generally, Supervised Persons shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value. For a more detailed description of this policy please referred to the TD Bank Financial Group “Guidelines of Conduct”.

8.	Annual Certification

a. Supervised Persons.

Supervised Persons shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Supervised Persons shall be required to certify annually that they have complied with the requirements of this Code.

b. Certification to Investment Companies and TDAM USA’s Board of Directors

No less frequently than annually, TDAM USA must furnish to TDAM USA’s Board of Directors and the Board of Directors of any Investment Company that is a Fund, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the respective board, including, but

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not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that TDAM USA has adopted procedures reasonably necessary to prevent access persons from violating the Code.

9.	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by TDAM USA as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 under the Act, the Advisers Act and this Code. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.

10.	Administration

(A)	The administration of this Code shall be the responsibility of the Chief Compliance Officer who may delegate certain functions to Clearing Officers.

(B)	The duties of the designated Clearing Officers are as follows:

(1)	Continuous maintenance of a current list of the names of all Supervised Persons with an appropriate description of their title or employment, including a notation of any outside directorships held by Supervised Persons and their outside business interests and an indication of whether a Supervised Person is a TDAM USA (C) Supervised Person or a TDAM USA (N) Supervised Person;

(2)	On an annual basis, providing all Supervised Persons with a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)	Maintaining or supervising the maintenance of all records and reports required by this Code;

(4)	Reviewing transactions effected by Supervised Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against transactions effected by the Funds;

(5)	Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 under the Act, the Advisers Act and this Code;

(6)	Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board of Directors of TDAM USA and the

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Board of Directors of any Investment Company that is a Fund, in both cases no less frequently than quarterly;

(7)	Submission of a report to the board of directors of TDAM USA and the Board of Directors of any Investment Company that is a Fund, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section 8 (b); and

(8)	Report violations of the Code promptly but no less frequently than monthly to senior management who will report material violations to the Chief Compliance Officer promptly but no less frequently than quarterly.

(C)	The Clearing Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business, the following records:

(1)	A copy of all codes of ethics adopted by TDAM USA (or its predecessors) pursuant to Rule 17j-1 under the Act or the Advisers Act that have been in effect at any time during the past five (5) years;

(2)	A record of all written acknowledgements of the Code of Ethics for each person who is currently, or within the past five years was, a Supervised Person;

(3)	A record of all approvals and denials and the reasons supporting pre-clearance approval or exceptions granted pursuant to this Code for at least five years after the end of the fiscal year in which the approval or exception is granted;

(4)	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five years after the end of the fiscal year in which the violation occurred;

(5)	A copy of each report made by a Supervised Person under a code of ethics, for at least five years after the end of the fiscal year in which the report is made (after the first two years, the records need not be maintained in an easily accessible place);

(6)	A copy of each report made by the Chief Compliance Officer to the board of directors of a Fund or TDAM USA for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place; and

(7)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1under the Act or the Advisors Act, or who are or were responsible for reviewing such reports.

(D)	In the event this Code is materially amended, the amended Code must be submitted promptly to the board of directors of TDAM USA and of each Investment Company that has approved the Code, and in no case later than six months after adoption of such amendment.

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CODE OF ETHICS (“CODE”) ACKNOWLEDGEMENT

TO: TDAM USA Compliance

As required for all Supervised Persons, and in accordance with the Code for TD Asset Management USA Inc. (“TDAM USA”), I confirm and certify that:

(1) I have disclosed all mutual fund holdings securities brokerage and commodities trading accounts in which I trade or hold Securities in which I have a Beneficial Ownership (“Accounts”);

(2) I have disclosed all personal securities holdings and securities transactions in accordance with the Code;

(3) I will advise TDAM USA Compliance of any new Accounts that are established and will instruct the brokers for the Accounts to provide duplicate transaction confirmations and account statement to TDAM USA Compliance;

(4) Upon request by TDAM USA Compliance, I will submit my mutual fund holdings statement (applies to Supervised Persons of TDAM USA (N));

(5) I have received a copy, read, understand, and am subject to the TDAM USA Code of Ethics and any amendments thereto; and

(6) if I have been subject to the Code before the date hereof, that I have complied with the provisions of the Code except for violations that TDAM USA has documented in writing.

I understand that any violations of the Code may subject me to discipline up to an including dismissal as well as civil and possibility criminal penalties.

I further confirm and certify that:

(1) I will comply with all Federal Securities Laws;

(2) I have read, understood and will comply with all policies and procedures contained in the TDAM USA Compliance Manual; and

(3) If applicable, I have read and am in compliance with TDBFG’s Firewalls Policy and Code of Conduct.

Print Name: ________________________________ Date: _______________

Signature: ________________________________

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INITIAL HOLDINGS REPORT

To: The Chief Compliance Officer of TD Asset Management USA Inc.

From: _______________________________________________________

Date: _______________________________________________________

The information provided below is for all securities in which I or any member of my household has any direct or indirect beneficial interest. (information must be current as of a date no more than 45 days of becoming an Access Person)

|_|	I have no securities to report at this time.

|_|	The following securities are ones in which I or a member of my household have direct or indirect beneficial ownership (use additional copies of this form if necessary):

Name of Security†	Ticker Symbol or CUSIP No.	Number of Shares	Date Purchased	Transaction Price (Equity Security)	Principal Amount (Debt Security)

Name of Mutual Fund	Number of Shares

†	This report shall not be construed as an admission by me that I have acquired any direct or indirect beneficial ownership in the securities listed above which have been marked by me with an asterisk (*). Such holdings are reported solely to meet the standards imposed by Rule 17j-1 under the Investment Company Act of 1940, and Rule 204A-1 under the Investment Advisers Act of 1940.

By my signature below, I certify that the following is true and correct to the best of my knowledge.

Date:_______________________________	Signature:_______________________________

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ANNUAL PERSONAL SECURITIES HOLDINGS REPORT

Calendar Year ended December 31, 200__

To: The Chief Compliance Officer of TD Asset Management USA Inc. (“TDAM USA”)

From: _______________________________

Summary. You are required annually to report to the Chief Compliance Officer (“CCO”) of TDAM USA, your mutual fund holdings and a listing of every security in which you have any direct or indirect beneficial ownership as of the end of the above described calendar year, (information must be current as of a date no more than 45 days before the report is submitted). You are required to disclose the name of security, ticker symbol and/or CUSIP No., number of shares and principal amount of all securities. Additionally, you are required to disclose your mutual fund holdings and the name of any broker, dealer or bank with whom you maintained an account in which any securities were held for direct or indirect benefit.

Instructions. As you know, your brokerage statements are reported to the CCO and/or a clearing officer of TDAM USA. Please find attached copies of those brokerage statements as of December 31, 200__. Please review these statements. If they are correct, please certify this Annual Personal Securities Holdings Report by signing below (and return with attached brokerage statements). If it is not correct, please attach copies of brokerage statements that we do not have and/or complete the Securities Holdings table and then certify this Annual Personal Securities Holdings Report (and return with attached brokerage statements as well).

Securities Holdings. Below is a listing of every security in which I have any direct or indirect beneficial ownership as of the end of December 31, 200__.

NAME OF SECURITY	TICKER SYMBOL AND/OR CUSIP NO.	NUMBER OF SHARES	PRINCIPAL AMOUNT	NAME OF BROKER, DEALER OR BANK

By my signature below, I certify that the attached brokerage statements (and the securities holdings table, if applicable) as of December 31, 200__ are true and correct to the best of my knowledge.

Date: ____________________	Signature:_______________________________

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